As filed with the Securities and Exchange Commission on October 30, 2017

Registration No. 333-204437

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN REFINING LOGISTICS, LP*

WNRL FINANCE CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware Delaware	46-3205923 47-2976324
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

212 N. Clark St.

El Paso, Texas 79905

(915) 775-3300

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Kim K. W. Rucker

Executive Vice President and General Counsel

212 N. Clark St.

El Paso, Texas 79905

(915) 775-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan Beck

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

*	Certain subsidiaries of Western Refining Logistics, LP are also registrants and are identified on the following page.

TABLE OF ADDITIONAL REGISTRANTS (1)

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
WNRL Energy GP, LLC.	Delaware	36-4794798
WNRL Energy, LLC	Delaware	47-2043380
Western Refining Wholesale, LLC	Delaware	86-0109486
Western Refining Product Transport, LLC	Delaware	47-1803177
Western Refining Pipeline, LLC	New Mexico	85-0467397
Western Refining Terminals, LLC	Delaware	86-0784398

(1)	The address for the additional registrant guarantors is 212 N. Clark St., El Paso, Texas 79905, and the telephone number for the registrant guarantors is (915) 775-3300.

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Shelf Registration Statement on Form S-3 (the “Registration Statement”), originally filed with the Securities and Exchange Commission by Western Refining Logistics, LP (“WNRL”) and WNRL Finance Corp., together with the additional registrants set forth in the “Table of Additional Registrants” above (collectively, the “Registrants”).

•	Registration Statement No. 333-204437, filed on May 22, 2015, registering the offering and sale from time to time of up to $1,000,000,000 aggregate initial offering price of (i) common units representing limited partner interests in WNRL (the “Common Units”), (ii) preferred units representing limited partner interests in WNRL (the “Preferred Units”), (iii) other classes of securities in WNRL (the “Other Units”), (iv) warrants to purchase Common Units, Preferred Units or Other Units (“Warrants”), (v) rights to purchase Common Units, Preferred Units or Other Units, and (vi) debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness, which may be guaranteed by some or all of WNRL’s subsidiaries.

Pursuant to the Agreement and Plan of Merger dated as of August 13, 2017 (the “Merger Agreement”), by and among WNRL, Western Refining Logistics GP, LLC, a Delaware limited liability company and the general partner of WNRL (“WNRL GP”), Andeavor Logistics LP, a Delaware limited partnership (“AMLP”), Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of AMLP, WNRL Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of AMLP (“LP Merger Sub”), and WNRL GP Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of AMLP (“GP Merger Sub”), (1) LP Merger Sub merged with and into WNRL (the “Merger”), with WNRL continuing as the surviving entity and a wholly-owned subsidiary of AMLP, and (2) GP Merger Sub merged with and into WNRL GP (the “GP Merger”, and together with the Merger, the “Mergers”), with WNRL GP continuing as the surviving entity and a wholly-owned subsidiary of AMLP, on October 30, 2017.

As a result of the Mergers, the Registrants have terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrants in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, the Registrants hereby remove from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Registrants certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Paso, State of Texas, on October 30, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

WESTERN REFINING LOGISTICS, LP

By:	Western Refining Logistics GP, LLC, its general partner

By:	/s/ Blane W. Peery
Name:	Blane W. Peery
Title:	Vice President and Controller

WNRL Finance Corp. WNRL Energy GP, LLC WNRL Energy, LLC Western Refining Pipeline, LLC Western Refining Terminals, LLC Western Refining Wholesale, LLC Western Refining Product Transport, LLC

By:	/s/ Blane W. Peery
Name:	Blane W. Peery
Title:	Vice President and Controller

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